Exhibit 10.7

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated May 17, 2014 and effective on the date of consummation of the initial public offering of the Company’s common stock (the “Effective Date”), is by and between DANCE BIOPHARM INC., a Delaware corporation (the “Company”) and JOHN S. PATTON, Ph.D. (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive has been employed by the Company on an “at-will” basis as its Chief Executive Officer pursuant to the terms of an offer letter from the Company to the Executive dated February 1, 2013 (the “Offer Letter”);

WHEREAS, the Company desires to continue to employ the Executive as its Chief Executive Officer, and the Executive desires to continue to be so employed; and

WHEREAS, the Company and the Executive each believe it is in their respective best interests to enter into this Agreement setting forth the mutual understandings and agreements reached between the Company and the Executive with respect to the Executive’s continued employment with the Company and certain restrictions on the Executive’s conduct benefiting the Company during such time and thereafter, all as set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

EMPLOYMENT; TERM OF AGREEMENT

Section 1.1. Employment and Acceptance. During the Term (as defined in Section 1.2), the Company shall continue to employ the Executive, and the Executive shall accept such continued employment and continue to serve the Company, in each case, subject to the terms and conditions of this Agreement.

Section 1.2. Term. The continued employment relationship hereunder shall be for the period (such period of the continued employment relationship shall be referred to herein as the “Term”) commencing on the Effective Date and ending upon the termination of the Executive’s continued employment hereunder by either party hereto pursuant to the terms of Section 4.1, Section 4.2 or Section 4.3. In the event that the Executive’s employment with the Company terminates, the Company’s obligation to continue to pay, after the Termination Date (as defined in Section 4.1(c)(i)), Base Salary (as defined in Section 3.1(a)), Annual Bonus (as defined in Section 3.1(b)) and other unaccrued benefits shall terminate, except as may specifically be provided for in ARTICLE 4.

ARTICLE 2

TITLE; DUTIES AND OBLIGATIONS; LOCATION

Section 2.1. Title. The Company shall continue to employ the Executive to render exclusive and full-time services to the Company. The Executive shall serve in the capacity of Chief Executive Officer of the Company.

Section 2.2. Duties. Subject to the direction and authority of the Board of Directors of the Company (the “Board”), the Executive shall have general supervision and direction of the business and affairs of the Company. The Executive shall report to, and be subject to the lawful direction of, the Board. The Executive agrees to perform to the best of his ability, experience and talent those acts and duties, consistent with the position of Chief Executive Officer of the Company, as the Board shall from time to time direct. During the Term, the Executive also shall serve in such other executive-level positions or capacities as may, from time to time, be reasonably requested by the Board, including, without limitation (subject to election, appointment, re-election or re-appointment, as applicable) as (a) a member of the Board and/or as a member of the board of directors or similar governing body of any of the Company’s subsidiaries or other Affiliates (as defined below), (b) an officer of any of the Company’s subsidiaries or other Affiliates, and/or (c) a member of any committee of the Company and/or any of its subsidiaries or other Affiliates, in each case, for no additional compensation. As used in this Agreement, “Affiliate” of any individual or entity means any other individual or entity that directly or individual controls, is controlled by, or is under common control with, the individual or entity.

Section 2.3. Compliance with Policies, etc. During the Term, the Executive shall be bound by, and comply fully with, all of the Company’s policies and procedures for employees and officers in place from time to time, including, but not limited to, all terms and conditions set forth in the Company’s employee handbook, compliance manual, codes of conduct and any other memoranda and communications applicable to the Executive pertaining to the policies, procedures, rules and regulations, as currently in effect and as may be supplemented and/or amended from time to time. These policies and procedures include, among other things and without limitation, the Executive’s obligations to comply with the Company’s rules regarding confidential and proprietary information and trade secrets.

Section 2.4. Time Commitment. During the Term, the Executive shall use his best efforts to promote the interests of the Company (including its subsidiaries and other Affiliates) and shall devote all of his business time, ability and attention to the performance of his duties for the Company and shall not, directly or indirectly, render any services to any other person or organization, whether for compensation or otherwise, except with the Board’s prior written consent, provided that the foregoing shall not prevent the Executive from (a) participating in charitable, civic, educational, professional, community or industry affairs, (b) managing the Executive’s passive personal investments, and (c) continuing to serve (i) on the boards of directors (or similar governing body) of Halozyme Therapeutics, Inc. (“Halozyme”), Activaero GmbH and Incarda Therapeutics, Inc., (ii) on the compensation committee of Halozyme’s board of directors, (iii) on the advisory board of the College of Science at Pennsylvania State University and (iv) as member of the Scripps Institution of Oceanography Advisory Counsel, so long as, in each case, such activities do not, individually or in the aggregate, materially interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict (in each case, as determined by the Board).

Section 2.5. Location. The Executive’s principal place of business for the performance of his duties under this Agreement shall be at the principal executive office of the Company (currently located in Brisbane, California). Notwithstanding, the foregoing, the Executive shall be required to travel as necessary to perform his duties hereunder.

ARTICLE 3

COMPENSATION AND BENEFITS; EXPENSES

Section 3.1. Compensation and Benefits. For all services rendered by the Executive in any capacity during the Term (including, without limitation, serving as an officer, director or member of any committee of the Company or any of its subsidiaries or other Affiliates), the Executive shall be compensated as follows (subject, in each case, to the provisions of ARTICLE 4 below):

(a) Base Salary. During the Term, the Company shall pay the Executive a base salary (the “Base Salary”) at the initial rate of $425,000 on an annualized basis, which shall be subject to customary withholdings and authorized deductions and be payable in equal installments in accordance with the Company’s customary payroll practices in place from time to time. The Executive’s Base salary shall be subject to periodic adjustments as the Board and/or the Compensation Committee of the Board (the “Compensation Committee”) shall in its/their discretion deem appropriate. As used in this Agreement, the term “Base Salary” shall refer to Base Salary as may be adjusted from time to time.

(b) Annual Bonus. For each calendar year ending during the Term (beginning with the calendar year ending December 31, 2014), the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) with a target amount equal to 45% of the Base Salary earned by the Executive for the applicable calendar year (the “Target Annual Bonus”). The actual amount of each Annual Bonus will be determined by the Compensation Committee based upon the level of achievement (as reasonably determined by the Compensation Committee) of the Company’s corporate goals and objectives for the calendar year with respect to which the Annual Bonus relates. The Company’s corporate goals and objectives for the calendar year, as well as the applicable formula for determining the actual amount of the Annual Bonus, shall be established by the Compensation Committee in its discretion. Each Annual Bonus for a calendar year, to the extent earned, will be paid in a lump sum in the following calendar year, within the first 75 days of such following year. The Annual Bonus shall not be deemed earned until the date that it is paid. Accordingly, in order for the Executive to receive an Annual Bonus, the Executive must be actively employed by the Company at the time of such payment.

(c) Equity Compensation.

(i) During the Term, subject to the terms and conditions established within the Company’s 2014 Equity Incentive Plan or any successor equity compensation plan as may be in place from time to time (the “Plan”) and separate Award Agreements (as defined in the Plan), the Executive also shall be eligible to receive from time to time Stock Options, Stock

Appreciation Rights, Restricted Stock, Stock Units, Performance Shares, Performance Units, Incentive Bonus Awards, Other Cash-Based Awards and/or Other Stock-Based Awards (as such capitalized terms are defined in the Plan), in amounts, if any, to be approved by the Compensation Committee in its discretion.

(ii) Notwithstanding anything set forth in the Plan or the Company’s 2009 Equity Incentive Plan (the “2009 Plan”) to the contrary: (A) in the event of (x) a Change in Control (as defined in the Plan), or (y) a Change in Control (a “2009 Change in Control”) or Corporate Transaction (as such terms are defined in the 2009 Plan) during the Term, all Stock Options that the Executive may have under the Plan shall vest and become exercisable, to the extent not already vested and exercisable, upon the occurrence of the Change in Control, and all Incentive Stock Options or Nonstatutory Stock Options that the Executive may have under (and as defined in) the 2009 Plan shall vest and become exercisable, to the extent not already vested and exercisable, upon the occurrence of the Corporate Transaction or the 2009 Change in Control (all such options held by the Executive under the Plan or the 2009 Plan, the “Options”); and (B) all of the Options that the Executive may have (including those that vest and become exercisable pursuant to clause (A) of this sentence) shall remain exercisable (to the extent not already exercised) for a period of three (3) years, measured from the date of the Change in Control, 2009 Change in Control, and/or Corporate Transaction, as applicable, or, if later, the Termination Date (but, in no event shall any Option remain exercisable beyond the expiration of the term of the Option); provided, however, that in the event stock options under the Plan and/or the 2009 Plan are cancelled or otherwise terminated pursuant to the Plan or the 2009 Plan, as applicable, in connection with such Change in Control or Corporate Transaction, Executive’s Options may be cancelled or otherwise terminated, as applicable, on terms no less favorable than those provided to other similarly situated option holders. This Section 3.1(c)(ii) shall be deemed an amendment to each Award Agreement or Stock Award Agreement (as defined in the 2009 Plan) entered into by the Executive evidencing a grant of Options, whether entered into prior to the Effective Date or during the Term (but, in no event shall this Section 3(c)(ii) be deemed an amendment to any Award Agreement or Stock Award Agreement entered into after expiration of the Term).

(d) Benefit Plans. The Executive shall be entitled to participate in all employee benefit plans and programs (excluding severance plans, if any) generally made available by the Company to senior executives of the Company, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. The Executive understands that the Company does not currently have a group health insurance plan and the Company shall not be obligated to provide or make such benefits available; provided, however, when and if any such plan is established, subject to plan eligibility requirements, enrollment criteria and the other terms and conditions of such plan, the Executive will be entitled to participate in such plan to the same extent as other senior executives of the Company. The Company reserves the right to change or rescind its benefit plans and programs and alter employee contribution levels in its discretion. The Company may amend, modify or rescind any employee benefit plan or program and/or change employee contribution amounts to benefit costs without notice in its discretion.

(e) Paid Vacation. The Executive shall be entitled to paid vacation days in accordance with the Company’s vacation policies in effect from time to time for its executive team.

Section 3.2. Expense Reimbursement. The Company shall reimburse the Executive during the Term, in accordance with the Company’s expense reimbursement policies in place from time, for all reasonable out-of-pocket business expenses incurred by the Executive in the performance of his duties hereunder. In order to receive such reimbursement, the Executive shall furnish to the Company documentary evidence of each such expense in the form required to comply with the Company’s policies in place from time to time.

ARTICLE 4

TERMINATION OF EMPLOYMENT

Section 4.1. Termination for Cause; Resignation without Good Reason.

(a) The Company may terminate the Executive’s employment hereunder at any time for Cause (as defined in Section 4.1(b)) upon written notice to the Executive. The Executive may voluntarily resign from his employment hereunder without Good Reason (as defined in Section 4.3(b)) upon not less than ninety (90) days prior written notice to the Company; provided, however, the Company reserves the right, upon written notice to the Executive, to accept the Executive’s notice of resignation and to accelerate such notice and make the Executive’s resignation effective immediately, or on such other date prior to the Executive’s intended last day of work as the Company deems appropriate. It is understood and agreed that the Company’s election to accelerate the Executive’s notice of resignation shall not be deemed a termination by the Company without Cause or constitute Good Reason for purposes of Section 4.3 or otherwise.

(b) As used in this Agreement, “Cause” means, as determined by the Board: (i) the Executive’s willful misconduct or gross negligence in the performance of the Executive’s duties; (ii) the Executive’s failure to satisfactorily perform the Executive’s duties or to follow the lawful directives of the Board; provided, that, if such failure described in this clause (ii) is susceptible to cure (as determined in the reasonable discretion of the Board), the Executive shall have fifteen (15) days after notice from the Board to cure such failure; (iii) the Executive’s commission of, indictment for, conviction of, or plea of guilty or nolo contendere to (A) a felony (or state law equivalent) or (B) any crime (whether or not a felony) involving fraud, dishonesty, theft, breach of trust or moral turpitude; (iv) the Executive’s performance of any act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation against the Company, its Affiliates or any of the third parties with whom or which it conducts business; (v) the Executive’s use of illegal drugs, or the Executive’s abuse of alcohol that impairs the Executive’s ability to perform the Executive’s duties contemplated hereunder; (vi) the Executive’s breach of any fiduciary duty owed to the Company (including, without limitation, the duty of care and the duty of loyalty) or its Affiliates; or (vii) the Executive’s breach of this Agreement, the Covenants Agreement (as defined in Section 5.1) or any other agreement or covenant with the Company or any of its Affiliates, or violation of the Company’s code of conduct or other written policy; provided, that, if such breach or violation described in this clause (vii) is susceptible to cure (as determined in the reasonable discretion of the Board), the Executive shall have fifteen (15) days after notice from the Board to cure such breach or violation.

(c) If the employment relationship hereunder terminates pursuant to Section 4.1(a), the Executive shall, in full discharge of all of the Company’s obligations to the Executive,

be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide to the Executive, the following (collectively, the “Accrued Obligations”):

(i) the Executive’s earned, but unpaid, Base Salary through the final date of the Executive’s employment by the Company (the “Termination Date”), payable in accordance with the Company’s standard payroll practices (or such earlier date as may be required by applicable state law);

(ii) the Executive’s accrued, but unused, vacation (in accordance with the Company’s policies), payable in accordance with the Company’s standard payroll practices (or such earlier date as may be required by applicable state law);

(iii) expenses reimbursable under Section 3.2 above incurred on or prior to the Termination Date but not yet reimbursed; and

(iv) any amounts or benefits that are vested amounts or vested benefits or that the Executive is otherwise entitled to receive under any plan, program, policy or practice (with the exception of those, if any, relating to severance) on the Termination Date, in accordance with such plan, program, policy, or practice.

Section 4.2. Termination Resulting from Death or Disability.

(a) As the result of any Disability (as defined in Section 4.2(b)) suffered by the Executive, the Company may, upon five (5) days prior notice to the Executive, terminate the Executive’s employment hereunder. The Executive’s employment shall automatically terminate upon his death.

(b) “Disability” means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury or illness, the Executive is unable to perform the essential functions of his job (with or without reasonable accommodation) for a period of (i) ninety (90) consecutive days; or (ii) one hundred twenty (120) days during any twelve (12) month period.

(c) If the employment relationship hereunder terminates pursuant to Section 4.2(a), the Executive or the Executive’s estate, as the case may be, shall be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide to the Executive or the Executive’s estate, as the case may be, the Accrued Obligations.

Section 4.3. Termination without Cause; Resignation for Good Reason.

(a) The Company may terminate the Executive’s employment hereunder at any time without Cause (other than by reason of death or Disability) upon written notice to the Executive. The Executive may resign from his employment hereunder for Good Reason upon written notice to the Company in accordance with the definition thereof.

(b) As used in this Agreement, “Good Reason” means the occurrence of any of the following events, without the express written consent of the Executive: (i) material diminution in the Executive’s duties, authorities or responsibilities; (ii) the Company’s breach of its obligations set forth in Section 5.12 below; (iii) a material reduction in the Executive’s Base Salary other than a general reduction in Base Salary that affects all of the Company’s executive-level employees in substantially the same proportions; or (iv) the relocation of the Executive’s principal office location to a location that is anywhere outside of a 25 mile radius of both (A) the Company’s current headquarters and (B) the Executive’s current residence in San Francisco, CA. “Good Reason” shall not be deemed to exist, however, unless (1) the Executive shall have given written notice to the Company specifying in reasonable detail the Company’s acts or omissions that the Executive alleges constitute “Good Reason” within thirty (30) days after the first occurrence of such circumstances and the Company shall have failed to cure any such act or omission within sixty (60) days of receipt of such written notice, and (2) the Executive actually terminates employment within thirty (30) days following the expiration of the Company’s cure period as set forth above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Executive.

(c) If the employment relationship hereunder terminates pursuant to Section 4.3(a), the Executive shall, in full discharge of all of the Company’s obligations to the Executive, be entitled to receive, and the Company’s sole obligation to the Executive under this Agreement or otherwise shall be to pay or provide to the Executive, the following:

(i) the Accrued Obligations;

(ii) subject to Section 4.4 and Section 4.5, payment of a cash amount (the “Severance Payment”) equal to the sum of: (A) two and one-half (2.5) times the Executive’s Base Salary (at the rate in effect immediately prior to the Termination Date); and (B) one (1) times the Executive’s Target Annual Bonus for the calendar year in which the Termination Date occurs, to be paid (subject to Section 5.17) in a lump sum on the next regular payroll date that occurs sixty (60) days following the Termination Date;

(iii) subject to Section 4.4 and Section 4.5, if the Executive then participates in the Company’s medical and/or dental plans and the Executive timely elects to continue and maintain group health plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company shall reimburse the Executive for the healthcare continuation payments under COBRA actually made by the Executive for the coverage period beginning on the day following the Termination Date and ending on the earlier of: (A) the twelve (12) month anniversary of the Termination Date; and (B) the date the Executive becomes eligible to obtain alternate healthcare coverage from a new employer (the “COBRA Assistance”). The Executive agrees to immediately inform the Company if he becomes eligible to obtain alternate healthcare coverage from a new employer. The Executive also agrees to remit to the Company on a monthly basis and within thirty (30) days of the date of payment, paid invoices for each such monthly COBRA premium for which he seeks reimbursement pursuant to this Section 4.3(c)(iii) and such reimbursement (to the extent required pursuant to this Section 4.3(c)(iii)) shall be made to the Executive within thirty (30) days following the Executive’s delivery to the Company of each such invoice. Notwithstanding anything set forth in this Section 4.3(c)(iii), if and to the extent that the Company may not provide such COBRA Assistance without incurring tax penalties or violating any requirement of the law, the Company shall use its commercially reasonable best efforts to provide substantially similar assistance in an alternative manner provided that the cost of doing so does not exceed the cost that the Company would have incurred had the COBRA Assistance been provided in the manner described above or cause a violation of Section 409A; and

(iv) subject to Section 4.4 and Section 4.5, notwithstanding the terms of the Plan or the 2009 Plan: (A) accelerated vesting, as of the Termination Date, of any Options granted to the Executive that would have vested within the twenty-four (24) month period following the Termination Date; and (B) all Options that are vested as of the Termination Date (including those that have vested pursuant to the clause (A) of this sentence) shall remain exercisable for a period ending on the earliest of: (1) the three (3) year anniversary of the Termination Date; (2) the expiration of the term of such Option; and (3) the date of cancellation or termination in connection with a Change in Control or Corporate Transaction, as provided in Section 3.1(c)(ii) of this Agreement. This Section 4.3(c)(iv) shall be deemed an amendment to each Award Agreement or Stock Award Agreement entered into by the Executive evidencing a grant of Options, whether prior to the Effective Date or during the Term (but, in no event shall this Section 4.3(c)(iv) be deemed an amendment to any Award Agreement or Stock Award Agreement entered into after expiration of the Term).

Section 4.4. Release Agreement. The Company’s obligation to make any of the payments or provide any of the benefits (other than the Accrued Obligations) set forth in Section 4.3 shall be contingent upon the Executive executing the Release (as defined below), which Release must be executed by the Executive and become effective (and non-revocable) within sixty (60) days after the Termination Date. The Release will be in a customary form as is determined to be reasonably necessary by the Company in its good faith and reasonable discretion and the Company will deliver the Release to the Executive within seven (7) calendar days following the Termination Date. “Release” means, a separation and general release agreement under which the Executive fully and irrevocably releases and discharges the Company, its Affiliates and each of their respective officers, directors, shareholders, partners, managers, agents, employees and other related parties from any claims and causes of action of any kind whatsoever, including, but not limited to, claims and causes of actions arising out of the Executive’s employment or termination of employment, but excluding claims and causes of action arising solely out of the obligations of the Company to make payments or provide benefits to the Executive after the termination of such employment pursuant to the express provisions of Article 4 of this Agreement.

Section 4.5. Post-Termination Breach. Notwithstanding anything to the contrary contained in this Agreement, the Company’s obligations to provide the Severance Payment and the COBRA Assistance (in each case, to the extent not previously provided) will immediately cease if the Executive breaches any of the provisions of the Covenants Agreement, the Release or any other agreement the Executive has with the Company, or if any provision of those agreements is determined to be unenforceable, to any extent, by a court or arbitration panel, whether by preliminary or final adjudication.

Section 4.6. Removal from any Boards and Position. If the Executive’s employment is terminated for any reason under this Agreement, he shall be deemed (without further action, deed or notice) to resign (a) if a member, from the Board or board of directors (or similar governing body) of any Affiliate of the Company or any other board to which he has been appointed or nominated by or on behalf of the Company and (b) from all other positions with the Company or any subsidiary or other Affiliate of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries or other Affiliates.

ARTICLE 5

GENERAL PROVISIONS

Section 5.1. Non-Disclosure and Invention Assignment Agreement. The Executive acknowledges and confirms that the Employee Non-Disclosure and Invention Assignment Agreement executed by the Executive in favor of the Company on January 7, 2014 (the “Covenants Agreement”), the terms of which are incorporated herein by reference, remains in full force and effect and binding upon the Executive. The Covenants Agreement shall survive the termination of this Agreement and the Executive’s employment by the Company in accordance with the terms, and for the applicable period(s), set forth therein.

Section 5.2. Expenses. Each of the Company and the Executive shall bear its/his own costs, fees and expenses in connection with the negotiation, preparation and execution of this Agreement.

Section 5.3. Key-Man Insurance. Upon the Company’s request, the Executive shall cooperate (including, without limitation, taking any required physical examinations) in all respects in obtaining a key-man life insurance policy on the life of the Executive in which the Company is named as the beneficiary.

Section 5.4. Entire Agreement. This Agreement, the Indemnification Agreement between the Company and the Executive dated March 4, 2013 and the Covenants Agreement contain the entire agreement of the parties hereto with respect to the terms and conditions of the Executive’s employment during the Term and activities following termination of this Agreement and the Executive’s employment with the Company and supersede any and all prior agreements and understandings, whether written or oral, between the parties hereto (including, without limitation, the Offer Letter) with respect to the subject matter of this Agreement, the Indemnification Agreement or the Covenants Agreement. Each party hereto acknowledges that no representations, inducements, promises or agreements, whether oral or in writing, have been made by any party, or on behalf of any party, which are not embodied herein, in the Covenants Agreement or in the Indemnification Agreement. The Executive acknowledges and agrees that the Company has fully satisfied, and has no further, obligations to the Executive arising under, or relating to, the Offer Letter or any other employment or consulting arrangement or understanding (including, without limitation, any claims for compensation or benefits of any kind) or otherwise. No agreement, promise or statement not contained in this Agreement, the Covenants Agreement or the Indemnification Agreement shall be valid and binding, unless agreed to in writing and signed by the parties sought to be bound thereby.

Section 5.5. No Other Contracts. The Executive represents and warrants to the Company that neither the execution and delivery of this Agreement by the Executive nor the performance by the Executive of the Executive’s obligations hereunder, shall constitute a default under or a breach of the terms of any other agreement, contract or other arrangement, whether written or oral, to which the Executive is a party or by which the Executive is bound, nor shall the execution and delivery of this Agreement by the Executive nor the performance by the Executive of his duties and obligations hereunder give rise to any claim or charge against either the Executive, the Company or any Affiliate, based upon any other contract or other arrangement, whether written or oral, to which the Executive is a party or by which the Executive is bound. The Executive further represents and warrants to the Company that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreement, contract or arrangement, whether written or oral, in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive’s ability to perform his obligations under this Agreement or the Covenants Agreement. The Executive shall defend, indemnify and hold the Company harmless from and against all claims, actions, losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees and amounts paid in settlement in good faith) arising from or relating to any breach of the representations and warranties made by the Executive in this Section 5.5.

Section 5.6. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by nationally recognized overnight courier service (with next business day delivery requested). Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party, and in the case of a courier service, upon the next business day, after dispatch of the notice or communication. Any such notice or communication shall be addressed as follows:

If to the Company, to:

Dance Biopharm Inc.

150 North Hill Drive, Suite 24

Brisbane, CA 94005

Attn: Board of Directors

With a copy to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attn: Michael J. Lerner, Esq.

If to the Executive, to:

John S. Patton, Ph.D.

[Redacted]

Any person named above may designate another address or by giving notice in accordance with this Section 5.6 to the other persons named above.

Section 5.7. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflicts of law. Any and all actions arising out of this Agreement or the Executive’s employment by Company or termination therefrom shall be brought and heard in the state and federal courts of the State of California, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such courts.

Section 5.8. Waiver. Either party hereto may waive compliance by the other party with any provision of this Agreement. The failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

Section 5.9. Severability. If any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

Section 5.10. Counterparts. This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

Section 5.11. Advice of Counsel. Both parties hereto acknowledge that they have had the opportunity to seek and obtain the advice of counsel before entering into this Agreement and have done so to the extent desired, and have fully read the Agreement and understand the meaning and import of all the terms hereof.

Section 5.12. Assignment. This Agreement shall inure to the benefit of the Company and its successors and assigns (including, without limitation, the purchaser of all or substantially all of its assets) and shall be binding upon the Company and its successors and assigns. This Agreement is personal to the Executive, and the Executive shall not assign or delegate his rights or duties under this Agreement, and any such assignment or delegation shall be null and void. The Company will require any successor (whether, direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly in writing and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Section 5.13. Agreement to Take Actions. Each party to this Agreement shall execute and deliver such documents, certificates, agreements and other instruments, and shall take all other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement.

Section 5.14. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 5.14 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or the Executive’s estate and their assigning any rights hereunder to the person or persons entitled thereto.

Section 5.15. Source of Payment. Except as otherwise provided under the terms of any applicable employee benefit plan, all payments provided for under this Agreement shall be paid in cash from the general funds of Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of the Company. The Executive shall not look to the owners of the Company for the satisfaction of any obligations of the Company under this Agreement.

Section 5.16. Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes. The Executive will be solely responsible for all taxes assessed against him with respect to the compensation and benefits described in this Agreement, other than typical employer-paid taxes such as FICA, and the Company makes no representations as to the tax treatment of such compensation and benefits.

Section 5.17. 409A Compliance. All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). As used in this Agreement, the “Code” means the Internal Revenue Code of 1986, as amended. To the extent permitted under applicable regulations and/or other guidance of general applicability issued pursuant to Section 409A, the Company reserves the right to modify this Agreement to conform with any or all relevant provisions regarding compensation and/or benefits so that such compensation and benefits are exempt from the provisions of 409A and/or otherwise comply with such provisions so as to avoid the tax consequences set forth in Section 409A and to assure that no payment or benefit shall be subject to an “additional tax” under Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read in such a manner so that no payment due to the Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the Termination Date and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of Section 4.3 unless the Executive would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.

Section 5.18. Section 280G Limitation. If any payment(s) or benefit(s) the Executive would receive pursuant to this Agreement and/or pursuant to any other agreement or arrangement would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this Section 5.18, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such payment(s) or benefit(s) (collectively, “Payments”) shall be reduced to the Reduced Amount. The “Reduced Amount” shall be the largest portion of the Payments that can be paid or provided without causing any portion of the Payments being subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payments equal the Reduced Amount, reduction shall occur in the following order: (i) first, the Severance Payment under this Agreement, (ii) second, any other cash payments due under any other agreement between the Company and the Executive; (iii) third, cancellation of the acceleration of vesting of any stock options, (iv) fourth, cancellation of the acceleration of vesting of any restricted stock and restricted stock units; and (v) lastly, other non-cash forms of benefits. Calculations of the foregoing will be performed at the expense of the Company by an accounting firm selected by the Company. The determinations of such accounting firm shall be final, binding and conclusive upon the Company and the Executive.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY

Dance Biopharm Inc.

By:	/s/ Samantha Miller
Name:	Samantha Miller
Title:	Chief Business Officer

EXECUTIVE

/s/ John S. Patton, Ph.D.
John S. Patton, Ph.D.

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]